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                                  Exhibit 8




                                April 5, 1994


Fortune Bancorp, Inc.
16120 U. S. Highway 19, North
Clearwater, Florida  34624

AmSouth Bancorporation
1400 AmSouth/Sonat Tower
Birmingham, Alabama  35203

          Re:  AmSouth Bancorporation
               Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Fortune Bancorp, Inc., a Florida corporation ("Fortune"), in connection with the proposed merger (the "Merger") of Fortune with and into AmSouth Bancorporation, a Delaware corporation ("AmSouth"), pursuant to the terms of the Agreement and Plan of Merger dated as of September 12, 1993, (the "Merger Agreement") between Fortune and AmSouth, as described in the Registration Statement on Form S-4 to be filed by AmSouth with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of
Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the "1933 Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of


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Fortune Bancorporation, Inc.
AmSouth Bancorporation

April 5, 1994
Page 2


certain written representations of Fortune and AmSouth as to factual matters.

     Based upon and subject to the foregoing, the discussion contained in the proxy statement/prospectus included as part of the Registration Statement (the "Proxy Statement/Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of Fortune stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus represents our conclusions as to the application or existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our opinion under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                       Very truly yours,

                                       HOLLAND & KNIGHT